U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 17, 2019

Cannapharmarx, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	000-27055	24-4635140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2 Park Plaza

Suite 1200-B

Irvine, CA 92614

(Address of principal executive offices)

949-652-6838

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

Effective January 17, 2019, we closed a private offering wherein we issued an aggregate of $2,072,000 in 12% convertible debentures (the “Debentures”) to an aggregate of 35 “accredited” investors, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended. The Debentures are convertible into shares of our Common Stock by the holder at a conversion price equal to the lesser of (i) 50% of the market price for the Company’s Common Stock as of the Maturity Date or (ii) $0.40 per share. The Debentures will automatically convert into shares of our Common Stock if we issue equity securities (“Equity Securities”) in a transaction or series of related transactions resulting in aggregate gross proceeds to the Company of at least $5,000,000, including issuance of Equity Securities in connection with any business combination, including a merger or acquisition (a “Qualified Financing”). Automatic Conversion of the Debentures will be at a price equal to the lesser of (i) 50% of the per share price paid by the purchasers of such equity securities in the Qualified Financing or (ii) $0.40 per share.

We utilized approximately $1.3 million of the proceeds derived from this Offering for our previously reported acquisition of AMS, with the balance utilized to bring our 34 Act reports current, and for working capital.

We relied upon the exemption from registration provided by Rule 506 of Regulation D to issue these securities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2019	CANNAPHARMARX, INC.
(Registrant)

By: /s/ James Samuelson
James Samuelson, Chief Executive Officer

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